UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009 (March 10, 2009)

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BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

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Colorado	333-47294	84-1506325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2451 McMullen Booth Road, Suite 207, Clearwater, Florida, 33759-1362

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:  (727) 592-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.

Unregistered Sale of Securities.

The Company currently has outstanding Class A, Class C, Class D, Class E and Class F warrants to purchase an aggregate of 15,505,454 shares of the Company’s Common Stock, in each case exercisable at $.10 per share with various expiration dates in December 2009 and June 2011.

On March 10, 2009, the Company temporarily lowered the exercise price of all of its outstanding Warrants to $.03 per share until the close of business on March 20, 2009. Subsequent to that date, the exercise price of these Warrants will revert to an exercise price of $.10 per share.

On March 10, 2009, the Company commenced an offer to permit its existing Warrant holders to exchange their existing Warrants on a one-for-one basis for new Class G Warrants. Each Class G Warrant entitles the holder to purchase one share of restricted Common Stock of the Company with an exercise price of $.03 per share through the close of business on June 22, 2011.

On March 11, 2009, the Company commenced a plan of financing to raise up to $500,000 from the sale of its Common Stock and Warrants. While Management is confident that the plan of financing will be completed within a few business days, we can provide no assurances in this regard.

The Company is in the process of completing an extension of the due date of its promissory notes in the principal amount of approximately $372,000. It is anticipated that the extension will run through the close of business on November 30, 2009 and will require the Company to issue Class G Warrants to purchase an aggregate of 1,800,000 shares of Common Stock.

The Company expects to amend this Form 8-K within a few business days to report the completion of the aforementioned transactions, although no assurances can be given in this regard. At the time of filing this amendment, the Company will file a definitive copy of the Class G Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2009	BLASTGARD INTERNATIONAL, INC.

	By:	/s/ MICHAEL J. GORDON
Michael J. Gordon, Chief Financial Officer